Exhibit 10.38
PORTIONS OF THIS EXHIBIT MARKED “[* * *]” HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE OMITTED PORTIONS HAVE BEEN FILED SEPARATELY IN PAPER FORM WITH THE SECURITIES AND EXCHANGE COMMISSION.
SOFTGEL DEVELOPMENT AND CLINICAL SUPPLY AGREEMENT
     This Softgel Development and Clinical Supply Agreement (“Agreement”) is made as of this 5th day of October, 2005, by and between Sytera Inc., having its registered office at 505 Coast Boulevard South, Suite 412, La Jolla, California 92037 (hereinafter “Client”), and Cardinal Health PTS, LLC, a limited liability company organized under the laws of the State of Delaware, through its Pharmaceutical Development group with a place of business at 14 Schoolhouse Road, Somerset, New Jersey 08873 (hereinafter “Cardinal Health”).
RECITALS
     Client is a pharmaceutical company that manufactures, markets, and sells pharmaceutical products. Cardinal Health provides a complete range of analytical, development and clinical services to the pharmaceutical industry. Client and Cardinal Health desire to enter into this Agreement to provide the terms and conditions upon which Client is engaging Cardinal Health to provide services as defined in one or more Project Plans (as defined below) specifying the details of the services and the related terms and conditions.
     THEREFORE, in consideration of the mutual covenants, terms and conditions set forth below, the parties agree as follows:
ARTICLE 1
DEFINITIONS
     The following terms have the following meanings in this Agreement:
     1.1 “Affiliate(s)” means any corporation, firm, partnership or other entity that controls, is controlled by or is under common control with a party. For purposes of this definition, “control” shall mean the ownership of at least fifty percent (50%) of the voting share capital of such entity or any other comparable equity or ownership interest.
     1.2 “API” means the active pharmaceutical ingredient of Client referred to as Fenretinide.
     1.3 “Applicable Laws” means all laws, ordinances, rules and regulations applicable to a Project or any aspect thereof and the obligations of Cardinal Health or Client, as the context requires, under this Agreement, including, without limitation, (a) all applicable federal, state and local laws and regulations; (b) the U.S. Federal Food, Drug and Cosmetic Act, and (c) the Good Manufacturing Practices (“GMPs”) or Good Laboratory Practices (“GLPs”) promulgated by the Regulatory Authorities, as amended from time to time, as applicable to such Project.
     1.4 “Batch Cost” means the fee payable by Client for the performance of a batch manufacturing or packaging Project as provided in Section 3.1.1.

     1.5 “Cardinal Health Indemnitees” has the meaning set forth in Section 9.2.
     1.6 “Cardinal Health Inventions” has the meaning set forth in Section 7.3.
     1.7 “Change Order” has the meaning set forth in Section 2.2.
     1.8 “Client Indemnitees” has the meaning set forth in Section 9.1.
     1.9 “Client Inventions” has the meaning set forth in Section 7.2.
     1.10 “Client-Supplied Materials” means any API or other materials provided by Client to Cardinal Health.
     1.11 “Confidential Information” has the meaning set forth in Section 6.2.
     1.12 “Dispute” means any dispute, controversy or disagreement between the parties in connection with this Agreement.
     1.13 “Facility” means a Cardinal Health facility identified in a Project Plan.
     1.14 “Intellectual Property” means all intellectual property (whether or not registered), including without limitation, patents, patent applications, know-how, trade secrets, copyrights, trademarks, designs, concepts, technical information, manuals, standard operating procedures, instructions or specifications.
     1.15 “Losses” has the meaning set forth in Section 9.1.
     1.16 “Process Invention” has the meaning set forth in Section 7.2.
     1.17 “Product” means the finished product or material that is the subject of the Services to be provided pursuant to the applicable Project Plan.
     1.18 “Project” means each project described in a Project Plan. For avoidance of doubt, a collection of activities to be performed by Cardinal Health for which Cardinal Health has provided Client one estimated cost in the applicable quotation will be considered one Project.
     1.19 “Project Plan” means a separate quotation or project plan agreed to by the parties in writing, attached hereto, and incorporated by reference into this Agreement, and which defines the scope of the Services to be performed by Cardinal Health and the responsibilities of the parties with respect to such Services.
     1.20 “Regulatory Authority” means any governmental regulatory authority involved in regulating any aspect of the development, manufacture, market approval, sale, distribution, packaging or use of the Product.
     1.21 “Services” means all work performed by Cardinal Health for Client pursuant to the applicable Project Plan.

     1.22 “Softgel Technology” is a proprietary technology for the manufacture of soft capsules (“softgels”) for the oral administration of pharmaceutical active ingredients having certain solubility characteristics and includes proprietary know-how including without limitation know-how relating to (a) the development of fill and shell formulations; (b) the design and use of the encapsulation process to enhance stability, solubility, bioavailability, and manufacturability of active ingredient chemical entities in softgels; (c) the selection and preparation of solvents, vehicles, excipients, surfactants, stabilizers, gelatin, gelatin substitutes, plasticizers and other components of the liquid fill and the shell; and (d) certain encapsulation, drying and related manufacturing techniques and machinery for making commercial quantities of softgels. The Softgel Technology is included in Cardinal Health’s Intellectual Property.
     1.23 “Specifications” means all written specifications for finished product (i.e., after completion of product development) agreed to by the parties in a Project Plan, and applicable master batch records, protocols, or standard operating procedures.
     1.24 “Term” has the meaning set forth in Section 12.1.
ARTICLE 2
SCOPE
     2.1 Definition of Scope. Cardinal Health will perform the Services for each Project, which Client has authorized Cardinal Health in writing to perform, in accordance with the specific terms set forth in the applicable Project Plan, which shall: (a) clearly define the Project, the Product, and the responsibilities of the parties with respect to such Project; (b) include, as appropriate, the scope of work, pricing and payment schedule; and (c) be subject to all of the terms and conditions of this Agreement, in addition to the specific details set forth in the applicable Project Plan. Any quotation and/or set of Specifications for a Project shall become part of the applicable Project Plan upon written approval or acceptance of such quotation and/or set of Specifications by the parties. The parties acknowledge and agree that Cardinal Health Quotation No. QTE-SZU-0002.03 entitled “Phase II Clinical Supplies of Fenretinide 100mg Softgels (Active and Placebo)” and dated June 13, 2005, a copy of which is attached hereto and incorporated herein by reference, constitutes the first Project Plan hereunder. Cardinal Health acknowledges that Client’s execution of any Project Plan is not an authorization for Cardinal Health to perform all of the Projects specified therein and that Cardinal Health must obtain Client’s prior written authorization on a Project-by-Project basis before Cardinal Health begins performing each Project. To the extent any terms or conditions of any Project Plan conflict with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control, except to the extent that such Project Plan expressly and specifically states an intent to supersede this Agreement on a specific matter. This Agreement shall supersede the terms of any purchase order, acknowledgement or delivery document.
     2.2 Amendments to Scope/Change Orders. Any material change in the details of a Project Plan or the assumptions upon which such Project Plan is based (including, but not limited to, changes in an agreed starting date for a Project or suspension of a Project by Client) may require changes in the pricing and/or time lines, and shall require a written amendment to such Project Plan (a “Change Order”). Each Change Order shall detail the requested changes to the applicable task, responsibility, duty, pricing, time line or other matter. The Change Order will become effective upon the execution of the Change Order by both parties, and Cardinal Health will be given a reasonable period of time within which to implement the changes. Both parties agree to act in good faith and promptly when considering a Change Order requested by the other party. Without limiting the foregoing, Client agrees that it will not unreasonably withhold approval of a Change Order if the proposed changes in pricing or time lines result from, among other appropriate reasons, forces outside the reasonable control of Cardinal Health or changes in the assumptions upon which the initial pricing or time lines were based. Cardinal Health reserves the right to postpone effecting material changes in the applicable Project’s scope until such time as the parties agree to and execute the corresponding Change Order.
ARTICLE 3
PRICING AND PAYMENT TERMS
     3.l Price and Price Changes.
          3.1.1 Price. Client shall pay for the Services performed by Cardinal Health as provided in this Agreement and the applicable Project Plan.
          3.1.2 Price Changes. Cardinal Health may revise the prices provided in the Project Plan for a Project, with Client’s prior written consent, which consent will not be unreasonably withheld, to the extent the cost of performing the Services for such Project has increased because: (a) the parties agreed to revise a technical test protocol, (b) any information relating to such Project that was provided by Client is inaccurate or incomplete, (c) Client revised Cardinal Health’s responsibilities, the Specifications, applicable test methods, final review of test methods, procedures, assumptions, development processes, test methods or analytical requirements, (d) Client requested an alternate report format, or (e) Client requested revisions to laboratory reports, (f) Client requested copies of laboratory records (excluding a single copy of batch records which will be provided for each batch manufactured hereunder). Any revisions in prices proposed by Cardinal Health must be notified to Client prior to initiating or continuing additional work on such Project.
          3.1.3 Retesting. All retesting performed at Client’s request, that is not directly due to a Cardinal Health erroneous action or omission will be billed to the Client. All investigational studies performed by Cardinal Health that are required by Applicable Laws and approved by Client or requested by Client and that are not outlined in the applicable Project Plan will be invoiced for the cost of performance at the current standard hourly rate, plus any reasonable associated fees.
          3.1.4 Out Of Specification Investigations. Cardinal Health reserves the right to expend up to 4 hours per occurrence to complete all required investigational work (such as OOS investigations, trouble shooting chromatographic methods, etc.) without prior approval from the Client. If the additional work requires going beyond 4 hours, the Client will be contacted prior to continuation. Cardinal Health will not perform the additional work until it receives Client’s approval in writing.
          3.1.5 Cancellations. Client may cancel any Project at any time with or without cause, subject to the payment provisions of this Section 3.1.5. If Client cancels any Project which

Client has authorized Cardinal Health to initiate, without cause, Client shall pay Cardinal Health as described in Section 12.4 and in this Section 3.1.5: (a) for batch manufacture or packaging, Client shall pay a fee in accordance with the following schedule:

Notification prior to Date of Compounding	Fee (% of Total Batch Cost)
[* * *]	[* * *]
and (b) for any Project that is not batch manufacture or packaging, Client shall pay (i) all costs for materials purchased and labor for the time spent by Cardinal Health in performing the Services up to the point of cancellation based on the rates provided in the Project Plan for such cancelled Project, plus (ii) [* * *]. If a Project that Client has authorized Cardinal Health to initiate is delayed by more than [* * *] at Client’s request, Cardinal Health, at its option, may consider such Project cancelled without cause and will charge Client the applicable charges. If Client cancels any Project which Client has authorized Cardinal Health to initiate, for cause as provided in Section 12.3(b) of this Agreement. Client shall pay Cardinal Health the amount described in clause (b)(i), above, and any applicable charges described in Section 12.4, below. The fees payable by Client to Cardinal Health under this Section 3.1.5 and Section 12.4, below, constitute Client’s entire obligation and Cardinal Health’s sole and exclusive remedy in the event Client cancels any Project under this Agreement. Upon such payment being made by Client, the materials referred to in clause (b)(i) above shall be returned by Cardinal Health to Client, at Client’s expense.
     3.2 Invoicing. Cardinal Health shall invoice Client as follows:
          3.2.1 For lot manufacture and/or packaging, Cardinal Health shall invoice Client upon [* * *]. The invoice must itemize each completed milestone in accordance with the milestones for the applicable Project as described in the applicable Project Plan.
          3.2.2 For any Project activity that can be completed within [* * *] (other than lot manufacture and/or packaging), Cardinal Health shall invoice Client upon completion of the applicable Project.
          3.2.3 For any Project activity that cannot be completed within [* * *] (other than lot manufacture and/or packaging), Cardinal Health shall invoice Client on a [* * *] basis but no earlier than [* * *] for the work performed during the prior [* * *].
     3.3 Payment Terms. [* * *]
     3.4 Advance Payment. If Client has failed to timely pay any fees due on more than [* * *] occasions in any [* * *] period, Client’s credit shall be deemed impaired, and Cardinal Health shall have the right to require payment in advance before making any further shipment of the Product. If Client shall fail, within a reasonable time, to make such payment in advance, Cardinal Health shall have the right, at its option, to suspend any further deliveries hereunder until such default is corrected, without thereby releasing Client from its payment obligations accrued under this Agreement.

     3.5 Taxes. All taxes, duties and other amounts assessed (excluding tax based on net income and franchise taxes) on the services, components, API or the Product prior to or upon sale to Client and on any Client owned tooling and equipment are the responsibility of Client, and Client shall reimburse Cardinal Health for any such taxes, duties or other expenses paid by Cardinal Health.
     3.6 Shipments. All product, raw materials and components shipped by Cardinal Health are shipped F.O.B., Facility. All product, raw materials, and components will be shipped in accordance with Client’s packing and shipping instructions.
ARTICLE 4
ADDITIONAL TERMS FOR MANUFACTURING AND PACKAGING
     4.1 Applicability of Terms. The terms set forth in this Article shall apply only in the event that Cardinal Health is providing pre-commercial manufacturing and packaging services pursuant to this Agreement.
     4.2 Non-Conforming Product. Client shall notify Cardinal Health within [* * *] following delivery of Product to Client if Client has determined that such Product does not conform to Specifications and shall provide Cardinal Health a sample of such non conforming Product. If Cardinal Health agrees that the batch is non-conforming, Cardinal Health shall, at Client’s option, promptly replace the non-conforming Product at no charge in accordance with this Article, or credit or refund any payments made by Client for such Product including reimbursing Client for the cost of the API (subject to the limitations set forth in Article 10, below), if Cardinal Health does not agree with Client’s determination that such Product fails to meet the Specifications, then after reasonable efforts to resolve the disagreement, either party may submit a sample of such Product to a mutually agreed upon independent third party laboratory to determine whether the Product meets the Specifications. The independent party’s results shall be final and binding. Unless otherwise agreed to by the parties in writing, the costs associated with such testing and review shall be borne by the non-prevailing party.
     4.3 Replacement of Non-Conforming Product. THE OBLIGATION OF CARDINAL HEALTH TO REPLACE NON-CONFORMING PRODUCT IN ACCORDANCE WITH THE SPECIFICATIONS OR REFUND OR CREDIT ANY PAYMENTS MADE FOR SUCH PRODUCT (INCLUDING REFUNDING THE COST OF THE API) SHALL BE CLIENT’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT FOR PRODUCT THAT DOES NOT CONFORM AND IS IN LIEU OF ANY OTHER WARRANTY, EXPRESS OR IMPLIED.
     4.4 Supply of Material for Defective Product. In the event Cardinal Health is required to replace Product pursuant to Section 4.2, above, Cardinal Health shall supply, at its sole cost, the manufacturing and/or packaging components necessary, as applicable, to manufacture and/or package replacement Product, and Client shall supply sufficient quantities of the API for Cardinal Health to complete such replacement (provided, however, that Cardinal Health will reimburse Client, within [* * *] after Cardinal Heath receives notice of rejection from Client, the cost of such API, subject to the limitations of liability described in Article 10, below).

     4.5 Loss or Destruction of API. Title to the API will remain with Client at all times. Cardinal Health will use diligent efforts to protect the API in its possession from loss or damage at all times. Subject to the limitation of liability described in Article 10, below, Cardinal Health will be responsible for any loss or damage to API in excess of normal manufacturing and/or packaging losses to the extent such loss or damage is caused by any negligent or intentional acts or omissions by Cardinal Health or its employees or contractors. Upon receiving the API, Cardinal Health will review the batch records and release data for the API to confirm that the API is acceptable. If Cardinal Health fails to reject the API within [* * *] of receiving the API, Cardinal Health will be deemed to have accepted the API. Cardinal Health will segregate the API from other products or inventory of third parties maintained on its premises and indicate Client’s ownership of the API in a prominent manner.
     4.6 Non-Validated Processes. Notwithstanding any other term in this Agreement, Client is liable to Cardinal Health for all costs incurred and all payments due to Cardinal Health under this Agreement even if Cardinal Health does not ultimately manufacture a Product meeting the Specifications applicable to such Product, including without limitation all costs for Product lots manufactured which do not satisfy Client’s Specifications if the non-compliance to the Specifications is solely due to Client’s failure to deliver accurate and complete information which impacts the production process and which failure prevented Cardinal Health from properly manufacturing the Product.
     4.7 Unlabeled Product. If Cardinal Health is to provide Client with Product that is not labeled, Client represents and warrants that it will comply with all applicable regulations, including without limitation 21 CFR § 201.150.
     4.8 Failure to Take Delivery. If Client fails to take delivery on any scheduled delivery date, Client shall be invoiced on the first day of each month for the stored Product and reasonable administration and storage costs. For each such batch of undelivered Product, Client agrees that: (a) Client has made a fixed commitment to purchase such Product; (b) risk of ownership for such Product passes to Client; (c) such Product shall be on a bill and hold basis for legitimate business purposes; (d) unless the parties mutually agree to a revised delivery date at the time of billing, Cardinal Health shall have the right to ship the Product to Client within four (4) months after billing; and (e) Client will be responsible for any decrease in market value of such Product that relates to factors and circumstances outside of Cardinal Health’s control. Within [* * *] following a written request from Cardinal Health, Client shall provide Cardinal Health with a letter confirming items (a) through (e) of this Section for each Batch of undelivered Product.
ARTICLE 5
REGULATORY
     5.1 Audit. [* * *] during the Term of this Agreement, and subject to Cardinal Health’s obligations of confidentiality to third parties, Cardinal Health will permit Client to conduct an audit of those portions of the Facility where Services are being conducted upon reasonable advance notice during regular business hours. Upon request, Client may conduct additional audits, provided that Client shall reimburse Cardinal Health for time and expenses incurred by Cardinal Health in connection with any such additional audit, unless a prior audit has revealed that Cardinal Health has failed to perform in accordance with the terms of this Agreement.
     5.2 Observation. In addition to the right to audit, Client may have up to three (3) representatives at the Facilities (but only two (2) at a time in the encapsulation suite) to observe the Services, provided that Client provides Cardinal Health at least ten (10) advance written notice of the attendance of such Client representatives. Such representatives shall comply with Cardinal Health’s rules and regulations. Client shall indemnify and hold harmless Cardinal Health for any action or activity of such representatives while on Cardinal Health’s premises.
     5.3 Regulatory Inspections. Each party shall: (a) notify the other party promptly of any inspection or inquiry by any Regulatory Authority concerning any Project or Product of Client; and (b) forward to the other party copies of any correspondence from any Regulatory Authority relating to such a Project or Product, including, but not limited to, Form FD-483 notices, FDA refusal to file, rejection or warning letters. Where reasonably practicable, each party will be given the opportunity to have a representative present during an inspection by a Regulatory Authority. Each party acknowledges that it may not direct the manner in which the other party fulfills its obligations to permit inspection by a Regulatory Authority.
     5.4 Record Retention. Unless the parties otherwise agree in writing, Cardinal Health will retain batch, laboratory and other technical records for the minimum period required by applicable laws, rules, regulations and guidelines.
     5.5 Quality Agreement. Any quality agreement executed by the parties related to the Services shall in no way determine liability or financial responsibility of the parties for the responsibilities set forth therein. In the event of a conflict between the terms of this Agreement and the quality agreement, this Agreement shall control, unless the quality agreement specifically states otherwise.
     5.6 Regulatory Compliance. Client shall be solely responsible for all permits and licenses required by any Regulatory Authority with respect to the Product and the Services under this Agreement, including any product licenses, applications and amendments in connection there’ provided, however that Cardinal Health will be responsible to maintain all permits and licenses required by any Regulatory Authority with respect to the Facility. During the Term, Cardinal Health will assist Client with all regulatory matters relating to Services under this Agreement, at Client’s request and at Client’s expense. Each party intends and commits to cooperate to satisfy all Applicable Laws relating to Services under this Agreement.
ARTICLE 6
CONFIDENTIALITY AND NON-USE
     6.1 Mutual Obligation. Cardinal Health and Client agree that they will not disclose the other party’s Confidential Information (defined below) to any third party without the prior written consent of the other party except as required by law, regulation or court or administrative order; provided, however that prior to making any such legally required disclosure, the party making such disclosure shall give the other party as much prior notice of the requirement for and contents of such disclosure as is practicable under the circumstances. Notwithstanding the foregoing, each party may disclose the other party’s Confidential Information to any of its

Affiliates and employees and contractors of the recipient party and its Affiliates that (a) need to know such Confidential Information for the purpose of performing under this Agreement, (b) are advised of the contents of this Article, and (c) agree to be bound by the terms of this Article.
     6.2 Definition. As used in this Agreement, the term “Confidential information” includes all such information furnished by Cardinal Health or Client, or any of their respective representatives or Affiliates, to the other or its representatives or Affiliates, whether furnished before, on or after the date of this Agreement and furnished in any form, including but not limited to written, verbal, visual, electronic or in any other media or manner. Confidential Information includes all proprietary technologies, know-how, trade secrets, discoveries, inventions and any other Intellectual Property (whether or not patented), analyses, compilations, business or technical information and other materials prepared by either party, or any of their respective representatives, containing or based in whole or in part on any such information furnished by the other party or its representatives. Confidential Information also includes the existence of this Agreement and its terms, provided that either party may disclose the existence and/or the terms of this Agreement without the prior written consent of the other party, (i) as required by law; (ii) to its attorneys, accountants, and other professional advisors under a duty of confidentiality; (iii) to a third party under a duty of confidentiality in connection with obtaining financing or a proposed merger or a proposed sale of all or part of such party’s business.
     6.3 Exclusions. Notwithstanding Section 6.2, Confidential Information does not include information that (a) is or becomes generally available to the public or within the industry to which such information relates other than as a result of a breach of this Agreement, or (b) is already known by the receiving party at the time of disclosure as evidenced by the receiving party’s written records, or (c) becomes available to the receiving party on a non-confidential basis from a source that is entitled to disclose it on a non-confidential basis, or (d) was or is independently developed by or for the receiving party without reference to the Confidential Information, as evidenced by the receiving party’s written records.
     6.4 No Implied License. The receiving party will obtain no right of any kind or license under any patent application or patent by reason of this Agreement (except as provided in Article 7, below). All Confidential Information will remain the sole property of the party disclosing such information or data.
     6.5 Return of Confidential Information. At any time during the term or upon termination of this Agreement, the receiving party shall, upon request, promptly (but no later than thirty (30) days after the request) return all Confidential Information of the disclosing party which the receiving party no longer has the right to use, including any copies thereof, and cease its use or, at the request of the disclosing party, shall promptly destroy the same and certify such destruction to the disclosing party (except for a single copy thereof, which may be retained for the sole purpose of determining the scope of the obligations incurred under this Agreement).
     6.6 Survival. The obligations of this Article 6 will terminate [* * *] years from the expiration of this Agreement.

ARTICLE 7
INTELLECTUAL PROPERTY
     7.1 Ownership of Existing Technologies. All rights to and interests in Client’s Intellectual Property and Client’s Confidential Information shall remain vested solely in Client, and no right or interest therein is transferred or granted to Cardinal Health under this Agreement (except that Client hereby grants to Cardinal Health a non-exclusive, non-transferable (except as permitted under Section 14.7, below), royalty-free license to use Client’s Intellectual Property and Confidential Information solely as necessary for Cardinal Health to perform its obligations under this Agreement). All rights to and interests in Cardinal Health’s Intellectual Property and Cardinal Health’s Confidential Information shall remain vested solely in Cardinal Health, and no right or interest therein is transferred or granted to Client under this Agreement (except as expressly provided in Section 7.3, below).
     7.2 Client Inventions. Subject to the limitations of Sections 7.1 and 7.3, Client shall own all data, work product, results, reports, inventions, developments, technologies, information, and intellectual property, whether or not patentable, that are generated by Cardinal Health in connection with the performance of each Project and arise from, are based upon, or relate to Client’s API or Cardinal Health’s use of Client’s Confidential Information (“Client Inventions”); provided, however that Client Inventions shall not include any Process Invention. As used herein, “Process Invention” means any discovery, development, technology or information, including, without limitation, any manufacturing, packaging or analytical process or methodology, developed by Cardinal Health, whether or not patentable, that does not relate exclusively to Client’s API. Cardinal Health hereby irrevocably and unconditionally assigns and transfers to Client any and all rights and interest Cardinal Health may have in the Client Inventions, including all intellectual property rights therein. Client will be responsible for obtaining patent protection on inventions relating to the Client Inventions at its own cost. Cardinal Health agrees to execute all additional documents necessary to perfect title in any Client Inventions in Client.
     7.3 Cardinal Health Inventions. Subject to the limitations of Sections 7.1 and 7.2, Cardinal Health shall own Process Inventions and all inventions, developments, technologies and information, whether or not patentable, that arise from, are based upon, or relate to the Process Inventions or Cardinal Health’s Confidential Information or Intellectual Property; provided, however that no such invention or development shall exclusively relate to Client’s API, is derived from Client’s Intellectual Property or relates to any Client’s Confidential Information (“Cardinal Health Inventions”). Cardinal Health will be responsible for obtaining patent protection on Cardinal Health Inventions at its own cost. Client agrees to execute all documents necessary to perfect title in any Cardinal Health Inventions in Cardinal Health. Cardinal Health hereby grants to Client a non-exclusive, worldwide, non-transferable (except as permitted under Section 14.7, below), fully-paid, royalty free license to use the Process Inventions solely in connection with the Product that is the subject of the Project in which such Process Invention was developed solely during the Term.
     7.4 Exclusivity. During the period beginning on the date of this Agreement and continuing through the earlier of [* * *], Cardinal Health agrees that it will not design, develop, research, manufacture, or supply, or assist any third party to design, develop, research, manufacture, or supply, any product in the oral softgel dosage form which includes Fenretinide intended for marketing in the United States or the European Union, without Client’s prior written consent. [* * *]
ARTICLE 8
REPRESENTATIONS AND WARRANTIES
     8.1 Cardinal Health. Cardinal Health represents, warrants, and covenants to Client that:
          8.1.1 Cardinal Health will perform each Project in a professional manner consistent with industry standard, and in accordance with this Agreement and the applicable Project Plan and Specifications;
          8.1.2 Cardinal Health will comply with all Applicable Laws in the course of performing under this Agreement (including any manufacturing, analyzing, and/or packaging of any Product by Cardinal Health); and
          8.1.3 Cardinal Health has (or, prior to performing the applicable Services, will have) all necessary authority, permits, and right to perform the Services that it is agreeing to perform under this Agreement.
     8.2 Client. Client represents, warrants, and covenants to Cardinal Health that:
          8.2.1 The Client-Supplied Materials will comply with all applicable Specifications and will have been produced in compliance with Applicable Laws and the applicable Project Plan;
          8.2.2 It has (or, prior to providing any Intellectual Property to Cardinal Health, will have) all necessary authority and all right, title and interest in and to any Intellectual Property provided by Client to Cardinal Health which is related to any Product;
          8.2.3 It has (or will have) provided all safe handling instructions, health and environmental information and material safety data sheets applicable to each Product and any Client-Supplied Materials in sufficient time prior to delivery to Cardinal Health for review and training by Cardinal Health, except as disclosed to Cardinal Health in writing by Client;
          8.2.4 All Product delivered to Client by Cardinal Health will be held, used and/or disposed of by Client in accordance with all Applicable Laws;
          8.2.5 Client will comply with all Applicable Laws applicable to Client’s performance under this Agreement and its use of any materials or Products provided by Cardinal Health under this Agreement or any Project Plan; and
          8.2.6 Unless otherwise agreed by the parties in writing with respect to a Project, Client has (or will have) (a) provided complete and accurate scientific data regarding such Project and Client’s requirements for such Project, including without limitation test methods and development, formulation, fill and finish of the Product if applicable, (b) provided Cardinal

Health with complete and accurate information necessary to develop the scope of work and estimated or fixed costs for such Project, (c) if applicable, reviewed and approved all in process and finished Product test results to ensure conformity of such results with the Specifications, regardless of which party is responsible for finished Product release, and (d) if applicable, prepared all submissions to Regulatory Authorities.
     8.3 Mutual. Each party hereby represents and warrants to the other party that:
          8.3.1 Existence and Power. Such party (a) is duly organized, validly existing and in good standing under the laws of the state in which it is organized, (b) has the power and authority and the legal right to own and operate its property and assets, and to carry on its business as it is now being conducted, and (c) is in compliance with all requirements of Applicable Laws, except to the extent that any noncompliance would not materially adversely affect such party ability to perform its obligations under the Agreement;
          8.3.2 Authorization and Enforcement of Obligations. Such party (a) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;
          8.3.3 Execution and Delivery. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms;
          8.3.4 No Consents. As of the effective date of this Agreement, all necessary consents, approvals and authorizations of all Regulatory Authorities and other persons (if any) required to be obtained by such party in connection with this Agreement have been (or will have been) obtained (including without limitation consent from National Cancer Institute regarding the use of batch records related to production of Fenretinide, which consent has been obtained by Client); and
          8.3.5 No Conflict. The execution and delivery of this Agreement by such party and the performance by such party of its obligations hereunder (a) do not conflict with or violate any requirement of Applicable Laws, and (b) do not materially conflict with, or constitute a material default or require any consent under, any contractual obligation of such party.
     8.4 Warranty Disclaimer. THE REPRESENTATIONS AND WARRANTIES SET FORTH N THIS ARTICLE 8 ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY EACH PARTY TO THE OTHER AND NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 9
INDEMNIFICATION
     9.1 Indemnification by Cardinal Health. Cardinal Health shall indemnify and hold harmless Client, its Affiliates, and their respective directors, officers, employees and agents (“Client Indenmitees”) from and against any and all suits, claims, losses, demands, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) in connection with any suit, demand or action by any third party (“Losses”) arising out of or resulting from (A) any breach of its representations, warranties or obligations set forth in this Agreement (including without limitation those relating to Cardinal Health’s performance in compliance with the Specifications and with Applicable Laws); (B) any negligence or willful misconduct by Cardinal Health, or its employees or contractors; (C) any actual or alleged infringement or violation of any patent, trade secret, copyright or other proprietary rights of a third party based on any process of manufacturing, analyzing, or packaging of a Product performed by Cardinal Health, or (D) claims of defective manufacturing by Cardinal Health, except to the extent that any of the foregoing arises out of or results from any Client Indemnitee’s negligence, willful misconduct o breach of this Agreement.
     9.2 Indemnification by Client. Client shall indemnify and hold harmless Cardinal Health, its Affiliates, and their respective directors, officers, employees and agents (“Cardinal Health Indemnitees”) from and against all Losses arising out of or resulting from (A) any breach of its representations, warranties or obligations set forth in this Agreement (including without limitation those relating to compliance with Applicable Laws); (B) any sale, promotion, distribution, use of or exposure to the Product or any Client-Supplied Materials, including without limitation product liability (unless based on defective manufacturing by Cardinal Health) or strict liability claims; (C) the conduct of any clinical trials relating to any material or Product which is the subject of this Agreement or any Project Plan; (D) any actual or alleged infringement or violation of any patent, trade secret, copyright, or other proprietary rights of a third party (unless based on any process of manufacturing, analyzing, or packaging of a Product performed by Cardinal Health); or (E) any negligence or willful misconduct by Client, or its employees or contractors, except to the extent that any of the foregoing arises out of or results from any Cardinal Health Indemnitee’s negligence, willful misconduct or breach of this Agreement.
     9.3 Indemnification Procedures. All indemnification obligations in this Agreement are conditioned upon the party seeking indemnification: (A) promptly notifying the indemnifying party of any claim or liability of which the party seeking indemnification becomes aware (including a copy of any related complaint, summons, notice or other instrument); provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the indemnifying party of any of its obligations hereunder except to the extent the indemnifying party is prejudiced by such failure; (B) cooperating with the indemnifying party in the defense of any such claim or liability (at the indemnifying party’s expense); and (C) not compromising or settling any claim or liability without prior written consent of the indemnifying party.

ARTICLE 10
LIMITATIONS OF LIABILITY
     10.1 CARDINAL HEALTH’S LIABILITY UNDER THIS AGREEMENT FOR ANY AND ALL CLAIMS FOR LOST, DAMAGED OR DESTROYED API OR OTHER CLIENT- SUPPLIED MATERIALS WHETHER OR NOT SUCH API OR CLIENT-SUPPLIED MATERIALS ARE INCORPORATED INTO FINISHED PRODUCT SHALL NOT EXCEED (A) FOR ALL SUCH CLAIMS, IN THE AGGREGATE, RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF CARDINAL HEALTH, [* * *], AND (B) FOR ALL OTHER CLAIMS, IN THE AGGREGATE, [* * *]. The parties acknowledge and agree that any claim for lost, damaged, or destroyed API shall be valued at Client’s actual cost, not to exceed [* * *] per kilogram.
     10.2 CARDINAL HEALTH’S TOTAL LIABILITY UNDER THIS AGREEMENT (EXCEPT FOR LIABILITY DESCRIBED IN SECTION 10.1, ABOVE), WHETHER IN CONTRACT OR TORT, INCLUDING WITHOUT LIMITATION ANY OF CARDINAL HEALTH’S INDEMNITY OR OTHER FINANCIAL OBLIGATIONS UNDER ARTICLE 9, SHALL (A) WITH RESPECT TO ANALYTICAL SERVICES, BE LIMITED TO [* * *], AND (B) WITH RESPECT TO ALL OTHER SERVICES, IN NO EVENT EXCEED [* * *].
     10.3 NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF PERFORMANCE UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, LOSS OF REVENUES, PROFITS OR DATA, WHETHER IN CONTRACT OR TORT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
ARTICLE 11
INSURANCE
     11.1 Cardinal Health. Cardinal Health shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the Term: (A) Commercial General Liability insurance with per-occurrence and general aggregate limits of not less than [* * *]; (B) Products and Completed Operations Liability Insurance with per-occurrence and general aggregate limits of not less than [* * *]; (C) Workers’ Compensation and Employer’s Liability Insurance with statutory limits for Workers’ Compensation and Employer’s Liability insurance limits of not less than [* * *]; (D) Professional Services Errors & Omissions Liability Insurance with per claim and aggregate limits of not less than [* * *] covering sums that Cardinal Health becomes legally obligated to pay as damages resulting from claims made by Client for errors or omissions committed in the conduct of the services outlined in the Agreements. In lieu of insurance, Cardinal Health may self-insure any or a portion of the above required insurance. In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire Term and for a period of not less than [* * *]. Cardinal Health shall obtain a waiver from any insurance carrier with whom Cardinal Health carries Workers’ Compensation insurance releasing its subrogation rights against Client. Client shall be named as an additional insured under the Commercial General Liability and Products and Completed Operations Liability insurance policies as respects the manufacturing services outlined in this Agreement. Cardinal Health shall furnish certificates of insurance for all of the above noted policies and required additional insured status to Client as soon as practicable after the Effective Date of the Agreement and upon renewal of any such policies. Each insurance policy that is required under this Section shall be obtained from an insurance carrier with an A.M. Best rating of at least A- VII.
     11.2 Client Insurance. Client shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the Term: (A) Products and Completed Operations Liability Insurance with per-occurrence and general aggregate limits of not less than [* * *]; (B) Workers’ Compensation and Employer’s Liability Insurance with statutory limits for Workers’ Compensation and Employer’s Liability insurance limits of not less than [* * *]; (C) All Risk Property Insurance, including transit coverage, in an amount equal to full replacement value covering Client’s property while it is at Cardinal Health’s facility or in transit to or from Cardinal Health’s facility. In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire Term and for a period of not less than [* * *]. Client shall obtain a waiver from any insurance carrier with whom Client carries Workers’ Compensation insurance releasing its subrogation rights against Cardinal Health. Client shall obtain a waiver from any insurance carrier with whom Client carries Property Insurance releasing its subrogation rights against Cardinal Health. Cardinal Health and its Subsidiaries and Parent Corporation shall be named as additional insureds under the Products and Completed Operations Liability insurance policies as respects the products and completed operations outlined in this Agreement. Client shall furnish certificates of insurance for all of the above noted policies and required additional insured status to Cardinal Health as soon as practicable after the Effective Date of the Agreement and upon renewal of any such policies. Each insurance policy that is required under this Section shall be obtained from an insurance carrier with an A.M. Best rating of at least A- VII.
ARTICLE 12
TERM AND TERMINATION
     12.1 Term. The term of this Agreement shall commence as of the date set forth above and shall continue until [* * *], unless either party earlier terminates this Agreement as set forth in Section 12.2 or Section 12.3, as applicable (“Term”). The term of this Agreement may be extended or renewed only upon the written Agreement of the parties.
     12.2 Termination Without Cause. Client may terminate this Agreement, any Project Plan, or any Project without cause at any time during the Term of the Agreement.
     12.3 Immediate Termination. Either party shall have the right to immediately terminate this Agreement if (a) the other party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or suffers or permits the entry of any order adjudicating it to be bankrupt or insolvent and such order is not discharged within [* * *]; or (b) if the other party materially breaches any of the provisions of this Agreement, and such breach is not cured within [* * *] after the giving of written notice.
     12.4 Effect of Termination. Expiration or termination of this Agreement shall be without prejudice to any rights or obligations that accrued to the benefit of either party prior to such expiration or termination. In the event that this Agreement, any Project Plan, or any Project is terminated, Client shall pay Cardinal Health for all Services performed in accordance with any terminated Project up to the date of termination plus any applicable cancellation fees, and will reimburse Cardinal Health for all reasonable, pre-approved costs and expenses incurred, and all non-cancelable commitments made, in the performance of Services pursuant to each such terminated Project.
ARTICLE 13
NOTICE
     All notices and other communications hereunder shall be in writing and shall be deemed given: (A) when delivered personally; (B) when delivered by facsimile transmission (receipt verified); (C) when received or refused, if mailed by registered or certified mail (return receipt requested), postage prepaid; or (D) when delivered if sent by express courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

To Client:	Sytera Inc.
505 Coast Boulevard South, Suite 412
La Jolla, California 92037
Facsimile No. (858) 754-3001.
Attn: Chief Executive Officer

With a copy to:	Paul Hastings, LLP
3579 Valley Centre Drive
San Diego, CA 92130
Facsimile No. (858) 720-2555
Attn: Carl Sanchez

To Cardinal Health:	Cardinal Health PTS, LLC
14 Schoolhouse Road
Somerset, New Jersey 08873
Facsimile No. (732) 537-6490
Attn: President, Oral Technologies

With a copy to:	Cardinal Health, Inc.
7000 Cardinal Place
Dublin, Ohio 43017
Attn: Associate General Counsel,
Pharmaceutical Technologies and Services
Facsimile: (614) 757-5051

ARTICLE 14
MISCELLANEOUS
     14.1 Entire Agreement Amendments. This Agreement and each Project Plan, along with any attachments and amendments, constitute the entire understanding between the parties and supersedes any contracts, agreements or understanding (oral or written) of the parties with respect to the subject matter hereof. No term of this Agreement may be amended except upon written agreement of both parties, unless otherwise provided in this Agreement.
     14.2 Captions. The captions in this Agreement are for convenience only and are not to be interpreted or construed as a substantive part of this Agreement
     14.3 Further Assurances. The parties agree to execute, acknowledge and deliver such further instruments and to take all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.
     14.4 No Waiver. Failure by either party to insist upon strict compliance with any term of this Agreement in any one or more instances will not be deemed to be a waiver of its rights to insist upon such strict compliance with respect to any subsequent failure.
     14.5 Severability. If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement will continue in full force and effect.
     14.6 Independent Contractors. The relationship of the parties is that of independent contractors, and neither party will incur any debts or make any commitments for the other party except to the extent expressly provided in this Agreement. Nothing in this Agreement is intended to create or will be construed as creating between the parties the relationship of joint ventures, co-partners, employer/employee or principal and agent.
     14.7 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties, their successors and permitted assigns. Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party, except that either party may, without the other party consent, assign this Agreement to an Affiliate or to any person or. entity who shall become a successor to substantially all of the business or assets of the assigning company, whether by merger, sale of assets, sale of stock, or otherwise. Any purported assignment of this Agreement, in whole or in part, in violation of this Section will be null and void, ab initio.
     14.8 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, excluding its conflicts of law provisions. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement must be brought or otherwise commenced in any state court located in San Diego County, California or Franklin County, Ohio or any federal court located in the Southern District of California or the Southern District of Ohio. Each party expressly and irrevocably consents and submits to the jurisdiction of each such states and federal courts (and each appellate court located in State of California or the State of Ohio) in connection with any such legal proceeding.
     14.9 Dispute Resolution. If any Dispute arises between the parties, such Dispute shall be presented to the respective presidents or senior executives of Cardinal Health and Client for their consideration and resolution. If such parties cannot reach a resolution of the Dispute within twenty (20) days, either party may initiate a legal action as provided in Section 14.8.
     14.10 Prevailing Party. In any dispute resolution proceeding between the parties in connection with this Agreement, the prevailing party will be entitled to its reasonable attorney’s fees and costs in such proceeding.
     14.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Any photocopy, facsimile or electronic reproduction of the executed Agreement shall constitute an original.
     14.12 Publicity. Neither party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other party’s express prior written consent, except as required under applicable law or by any governmental agency or otherwise provided in Article 6, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.
     14.13 Setoff. Without limiting Cardinal Health’s rights under law or in equity, Cardinal Health and its Affiliates, parent or related entities, collectively or individually, may exercise a right of set-off against any and all amounts due to Cardinal Health from Client. For purposes of this Section, Cardinal Health, its Affiliates, parent or related entities shall be deemed to be a single creditor.
     14.14 Survival. The rights and obligations of the parties shall continue under Articles I (Definitions), 6 (Confidentiality), 7 (Intellectual Property), 9 (Indemnification), 10 (Limitations of Liability), 11 (Insurance) to the extent expressly stated therein, 13 (Notice), and 14 (Miscellaneous) and Sections 5.4 (Record Retention), 8.1, 8.2, and 8.3.4 (certain representations, warranties, and covenants), and 12.3 (Effect of Termination), notwithstanding expiration or termination of this Agreement.
     14.15 Force Majeure. Except as to payments required under this Agreement, neither party shall be liable in damages for, nor shall this Agreement be terminable or cancelable by reason of, any delay or default in such party ‘s performance hereunder if such default or delay is caused by events beyond such party’s reasonable control including, but not limited to, acts of God, regulation or law or other action or failure to act of any government or agency thereof, war or insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances, epidemic, or failure of suppliers, public utilities or common carriers; provided however, that the party seeking relief hereunder shall immediately notify the other party of such cause(s) beyond such party’s reasonable control. The party that may invoke this section shall use all reasonable endeavors to reinstate its ongoing obligations to the other. If the cause(s) shall continue unabated for one hundred twenty (120) days, then the other party shall have the right (exercisable by written notice) to terminate this Agreement and cancel all outstanding Projects without Client having to pay any cancellation fees.
     IN WITNESS WHEREOF, the parties have caused their duly authorized representative to execute this Agreement effective as of the date first written above.

CARDINAL HEALTH PTS, LLC		SYTERA INC.

By:	/s/ Thomas Stuart	By:	/s/ Jay Lichter

Name: Thomas Stuart		Name: Jay Lichter
Its: President, Oral Technologies		Its: Vice President

ATTACHMENT TO SOFTGEL DEVELOPMENT AND CLINICAL SUPPLY
AGREEMENT ON FOLLOWING PAGES

PORTIONS OF THIS EXHIBIT MARKED “[* * *]” HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE OMITTED PORTIONS HAVE BEEN FILED SEPARATELY IN PAPER FORM WITH THE SECURITIES AND EXCHANGE COMMISSION.
Quotation
Phase II Clinical Supplies of Fenretinide
100mg Softgels (Active and Placebo)
QTE-SZU-0002.03
Confidential for Sytera, Inc.
Prepared for Mark Edgar
505 Coast Boulevard South, Suite 412
La Jolla, CA 92037
Phone: 858-248-0218
Cardinal Health Contact: Aris Gennadios, Ph.D.
Phone: 732-537-6366
June 13, 2005
BioPharmaceutical Product Development
Pharmaceutical Product Development
Clinical Packaging Services
Cardinal Health Analytical Chemistry Services Scientific and Regulatory Consulting
Pulmonary and Nasal Product Development
Clinical arid Small Scale Commercial Manufacturing
14 Schoolhouse Road • Somerset, NJ 08873
Direct: (732) 537-6200 • Facsimile: (732) 537-6480 • www.cardinal.com/pts

QTE-SZU-0002.03	CONFIDENTIAL	PAGE 2

Executive Summary
Cardinal Health, Pharmaceutical Development (Cardinal Health) will manufacture [* * *] cGMP batches for Sytera, Inc. (Sytera) for Phase I clinical and stability studies at Cardinal Health, Somerset Cardinal Health will manufacture [* * *] placebo and [* * *] active Fenretinide 100mg softgel batches with a theoretical batch size of [* * *] softgels per active batch and [* * *] softgels for placebo batch.
The estimated cost for Fenretinide 100mg softgels clinical supplies is [* * *] for [* * *] batches of active and [* * *] matching placebo over a period of approximately [* * *], including stability studies.
Section 1. Scope of Work
Cardinal Health has developed and manufactured Fenretinide 100mg softgels in Cardinal Health, St. Petersburg. Sytera has requested Cardinal Health, Somerset to provide a proposal for Phase II clinical supplies batch manufacture of Fenretinide 100mg softgels. No development activities will be performed, and the previously used formulation and processing conditions will be applied for clinical batch manufacture. Cardinal Health Will perform full release testing and packaging of the finished clinical products. All clinical batch manufacture activities will be conducted according to cGMP guidelines.
Section 2. Activities/Specifications
2.1. Project Activities
     2.1.1. Cardinal Health’s Responsibilities
          2.1.1.1. Preliminary Activities
          Cardinal Health will conduct preliminary activities to include the following:
•	Provide project management and timelines.

•	Identify project team members and outline expectations.

•	Review the Material Safety Data Sheets (MSDS) and other safety information available from Sytera to categorize the safety/handling precautions for this product.

•	If the product is Category 4 or higher, a surcharge will be applied for development and manufacturing activities.

•	Finalize initial protocols

•	Identify and receive necessary Reference Standards, API lots, and excipients for development.
Estimated Cost

Estimated Duration (Weeks)	Estimated Cost ($)

[* * *]	[* * *]
14 Schoolhouse Road • Somerset, NJ 08873
Direct: (732) 537-6200 • Facsimile: (732) 537-6480 • www.cardinal.com/pts

QTE-SZU-0002.03	CONFIDENTIAL	PAGE 3

2.1.1.2. Fenretinide 100mg Prototype Batch Manufacture (Optional)
Cardinal Health will perform activities as outlined below, if required, to determine feasibility with the new API supply, to provide capsules for analytical development, and to provide early process development information.
•	Order excipients in sufficient quantities.

•	Obtain drug substance from Sytera, store under designated conditions, and release (ID) for use if required. It is assumed that the API will not require particle size reduction.

•	Finalize batch record.

•	Select lab scale equipment for manufacture.

•	Manufacture enough quantity of Fenretinide 100mg active fill to make [* * *] softgels per batch.

•	Encapsulate softgels with a target yield of [* * *] capsules.

•	Perform in-process fill weight and shell weight.

•	Dry, wash, and package softgels in HOPE bottles for stability study.

•	Properly dispose of all waste material.
Estimated Cost

Estimated Duration (Weeks)	Estimated Cost ($)

[* * *]	[* * *]
2.1.1.3. Fenretinide 100mg Softgel Experimental Batch Manufacture
Cardinal Health will perform activities as outlined below, if required, to determine the process needed for clinical manufacturing.
•	Order excipients in sufficient quantities and sample for release.

•	Perform release testing and QAIQC release of all excipients based on ID test (additional cost if full release tests are required — included in Analytical Support section)

•	Obtain drug substance from Sytera, store under designated conditions, and release (ID) for use.

•	Finalize batch record.

•	Select/release/quarantine equipment for manufacture.

•	Manufacture enough quantity of Fenretinide 100mg softgels active fill to provide [* * *] softgels per theoretical batch size.

•	Write and execute a protocol for in-process sampling in order to provide samples with which to monitor the process at the mixing and encapsulation stages. Analysis not included.

•	Encapsulate softgels.

•	Perform in-process fill weight and seal thickness.

•	Perform an over study to help establish the relationship between drying and product quality and to justify the upper specification limit.

•	Dry, wash, and bulk package softgels for shipment to Cardinal Health Packaging Services in Philadelphia, PA for final packaging.
14 Schoolhouse Road • Somerset, NJ 08873
Direct: (732) 537-6200 • Facsimile: (732) 537-6480 • www.cardinal.com/pts

QTE-SZU-0002.03	CONFIDENTIAL	PAGE 4

•	Complete QA audit of batch paperwork.

•	Provide all batch paperwork and lot release documentation to Sytera.

•	Properly dispose of all waste material.
Estimated Cost

Estimated Duration (Weeks)	Estimated Cost ($)

[* * *]	[* * *] per batch
(per campaign)	[* * *] for sampling protocol
2.1.1.4. Fenretinide 100mg Softgel cGMP Batch Manufacture
Cardinal Health will perform activities as outlined below:
•	Order excipients in sufficient quantities and sample for release.

•	Perform release testing and QNQC release of all excipients based on ID test (additional cost if full release tests are required — included in Analytical Support section).

•	Obtain drug substance from Sytera, store under designated conditions, and release (ID) for use.

•	Finalize batch record.

•	Select/release/quarantine equipment for manufacture.

•	Manufacture enough quantity of Fenretinide 100mg softgels active fill to provide [* * *] softgels per theoretical batch size.

•	Encapsulate softgels.

•	Perform in-process fill weight and seal thickness.

•	Dry, wash, and bulk package softgels for shipment to Cardinal Health Packaging Services in Philadelphia, PA for final packaging.

•	Complete QA audit of batch paperwork.

•	Provide all batch paperwork and lot release documentation to Sytera.

•	Properly dispose of all waste material.
Estimated Cost

Estimated Duration (Weeks)	Estimated Cost ($)

[* * *]	[* * *]
(per campaign)	([* * *] per batch1)
2.1.1.5. Placebo cGMP Batch Manufacture
Cardinal Health will perform activities as outlined below:
•	Order excipients in sufficient quantities and sample for release.

•	Perform release testing and QA/QC release of all excipients based on ID test (additional cost if full release tests are required — included in Analytical support section).

[1]	If API is Category 4 or higher, a surcharge of [* * *] per batch will be applied.
14 Schoolhouse Road • Somerset, NJ 08873
Direct: (732) 537-6200 • Facsimile: (732) 537-6480 • www.cardinal.com/pts

QTE-SZU-0002.03	CONFIDENTIAL	PAGE 5

•	Generate batch record.

•	Select/release/quarantine equipment for manufacture.

•	Manufacture enough quantity of placebo fill to provide [* * *] softgels. Encapsulate softgels.

•	Perform in-process fill weight and seal thickness.

•	Dry, wash, and bulk package softgels for shipment to Cardinal Health Packaging Services in Philadelphia, PA for final packaging.

•	Complete QA audit of batch paperwork.

•	Provide all batch paperwork and lot release documentation to Sytera.

•	Properly dispose of all waste material.
Estimated Cost

Estimated Duration (Weeks)	Estimated Cost ($)

[* * *]	[* * *] per batch
2.1.1.6. Analytical Support
Cardinal Health will perform analytical support work as detailed below.
2.1.1.6.1. Raw Materials and API Release Testing
Cardinal Health will carry out raw materials/API release testing activities to include the following:
•	Review documentation for each raw material and API.

•	Write specifications for API, finished product, and any unique raw materials (estimated cost assumes specification needed only for API and finished products).

•	Evaluate test methods to ensure compliance with USP, if applicable.

•	Perform identity of API and raw materials and full raw materials for unique raw materials

•	Issue CoA.
Estimated Cost

Activity and Estimated Duration (Weeks)	Estimated Cost ($)

Specifications ([* * *])	[* * *] ([* * *] per specification)
Excipient ID Release ([* * *])	[* * *] (assumes identity for [* * *] excipients)
Note: $[* * *] per identity test (USP)
$[* * *] for full testing (not included)
API ID Release ([* * *])	[* * *] (assumes [* * *])
14 Schoolhouse Road • Somerset, NJ 08873
Direct: (732) 537-6200 • Facsimile: (732) 537-6480 • www.cardinal.com/pts

QTE-SZU-0002.03	CONFIDENTIAL	PAGE 6

2.1.1.6.2 Particle Size Method Development
Cardinal Health will carry out activities to develop a method for particle size, include the following:
•	Write protocol for particle size method development.

•	Perform activities specified in the protocol.

•	Summarize data.

•	Issue a draft method to support API or/and experimental batch.
Estimated Cost

Estimated Duration (Weeks)	Estimated Cost ($)

[* * *]	[* * *]
2.1.1.6.3. Assay/Related Substances Method Evaluation
Cardinal Health will carry out assay/related substances method evaluation activities to include the following:
•	Evaluate HPLC reversed-phase assay methods provided by Sytera.

•	Perform force degradation studies to demonstrate method specificity and that method is stability indicating.

•	Optimize HPLC parameters and sample process procedures if necessary.

•	Document assay/related substances method.
Estimated Cost

Estimated Duration (Weeks)	Estimated Cost ($)

[* * *]	[* * *]
2.1.1.6.4. Assay/Related Substances Method Validation
Cardinal Health will carry out assay/related substances method validation activities to include the following:
•	Write protocol for abbreviated method validation for HPLC reversed-phase method, including: accuracy/recovery, precision, specificity, linearity, LOQ, and LOD

•	Perform method validation activities specified in the protocol.

•	Summarize data.

•	Issue validation report.
14 Schoolhouse Road • Somerset, NJ 08873
Direct: (732) 537-6200 • Facsimile: (732) 537-6480 • www.cardinal.com/pts

QTE-SZU-0002.03	CONFIDENTIAL	PAGE 7

Estimated Cost

Estimated Duration (Weeks)	Estimated Cost ($)

[* * *]	[* * *]
2.1.1.6.5. Dissolution Method Development
Cardinal Health will carry out dissolution method development activities to include the following:
•	Evaluate dissolution media and parameters.

•	Obtain dissolution profiles using appropriate USP apparatus.

•	Evaluate quantitative method for percent dissolve determination.

•	Document dissolution method.
Estimated Cost

Estimated Duration (Weeks)	Estimated Cost ($)

[* * *]	[* * *]
21.1.6.6. Dissolution Method Validation
Cardinal Health will carry out dissolution method validation activities to include the following:
•	Write protocol for abbreviated dissolution method validation,

•	Perform method validation activities specified in the protocol.

•	Summarize data.

•	Issue validation report.
Estimated Cost

Estimated Duration (Weeks)	Estimated Cost ($)

[* * *]	[* * *]
2.1.1.6.7. Cleaning Verification Method Development and Validation
Cardinal Health will carry out cleaning verification method development and validation activities to include the following:
•	Develop cleaning verification method.

•	Document cleaning verification method.

•	Write protocol for cleaning method validation.
14 Schoolhouse Road • Somerset, NJ 08873
Direct: (732) 537-6200 • Facsimile: (732) 537-6480 • www.cardinal.com/pts

QTE-SZU-0002.03	CONFIDENTIAL	PAGE 8

•	Perform method validation activities specified in the protocol.

•	Issue validation report.
Estimated Cost

Estimated Duration (Weeks)	Estimated Cost ($)

[* * *]	[* * *]
2.1.1.6.8. Prototype Batch Analyses (Optional)
Cardinal Health will carry out project-related activities for each prototype batch as follows:
•	Perform appropriate in-process assay testing for in- process samples and release testing for each batch of active: assay/related substances, disintegration, content uniformity, moisture, and dissolution profile.

•	Report results.
Estimated Cost

Activity and Estimated Duration (Weeks)	Estimated Cost ($)

In-process Assay ([* * *])	[* * *]
Release Test ([* * *])	[* * *]
2.1.1.6.9. Prototype Stability (Optional)
Cardinal Health will carry out project-related activities for each prototype batch as follows:
•	Perform appropriate stability testing for each batch of active: assay/related substances, moisture, and dissolution profile.

•	Report results.
[* * *] Informal Stability ([* * *] Active [* * *], [* * *] Package Configuration)
[* * *]
14 Schoolhouse Road • Somerset, NJ 08873
Direct: (732) 537-6200 • Facsimile: (732) 537-6480 • www.cardinal.com/pts

QTE-SZU-0002.03	CONFIDENTIAL	PAGE 9

Estimated Cost

Estimated Duration (Weeks)	Estimated Cost ($)

[* * *]	[* * *]
2.1.1.610. Experimental Batch Analyses
Cardinal Health will carry out project-related activities for each prototype batch as follows:
•	Perform appropriate in-process assay testing for in process samples and release testing for each batch of active: fill weight, assay/related substances, disintegration, content uniformity, moisture, and dissolution profile.

•	Report results.

•	Perform cleaning verification and document results.
Estimated Cost

Activity and Estimated Duration (Weeks)	Estimated Cost ($)

In-process Assay ([* * *])	[* * *] per batch
Release Test ([* * *])	[* * *] per batch
Cleaning Verification	[* * *] per campaign
Total ([* * *])	[* * *]
2.1.1.6.11. Experimental Batch Stability
Cardinal Health will carry out project-related activities for each prototype batch as follows:
•	Perform appropriate stability testing for each batch of active: appearance, assay/related substances, moisture, and dissolution profile.

•	Issue results at each time point.
14 Schoolhouse Road • Somerset, NJ 08873
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QTE-SZU-0002.03	CONFIDENTIAL	PAGE 10

[* * *] DP Stability ([* * *] Active [* * *], [* * *] Package Configuration)
[* * *]
Estimated Cost

Estimated Duration	Estimated Cost ($)

[* * *]	[* * *]
2.1.1.7. In-Process, Release Testing, and Cleaning Verification of Clinical Supplies
Cardinal Health will carry out project-related activities for each clinical batch as follows:
•	Perform appropriate in-process assay testing for seven in-process samples and release testing for each batch of active to comply with USP: appearance, Identification (HPLC and TLC), assay/related substances, fill weight, disintegration, content uniformity, moisture, dissolution profile, and microbial limits testing (MLT).

•	Perform appropriate testing for placebo: appearance, identity (HPLC), and disintegration.

•	Issue CoA.

•	Perform cleaning verification and document results.
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QTE-SZU-0002.03	CONFIDENTIAL	PAGE 11

Estimated Cost

Activity and Estimated Duration (Weeks)	Estimated Cost ($)

In-process Testing ([* * *])	[* * *] ([* * *] batches)*
Release Testing ([* * *])	[* * *] ([* * *] batches)*
Placebo Release ([* * *])	[* * *]
MLT Validation ([* * *])	[* * *]
MLT ([* * *])	[* * *] ([* * *] batches)*
Cleaning Verification ([* * *])	[* * *] ([* * *] campaigns)*

*	Note that cost is based on total of [* * *] batches manufactured in [* * *] separate campaigns. Per batch cost is [* * *] of total cost.
2.1.1.8. Stability Studies of Clinical Batches
Cardinal Health will carry out project-related activities to include the following:
•	Write stability protocol for [* * *] active batches (manufactured in separate campaigns) and [* * *] placebo in [* * *] package configuration to conduct ICH stability study for [* * *].

•	Perform the following stability analyses for active: appearance, assay/related substances, dissolution, and MLT.

•	Perform the following for placebo: appearance and assay.

•	Pull samples and perform testing at designated time points.

•	Issue data at each time point and final report at end of study.
[* * *] DP Stability ([* * *] Active [* * *], [* * *] Placebo, [* * *] Package Configuration)
[* * *]
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QTE-SZU-0002.03	CONFIDENTIAL	PAGE 12

Estimated Cost

Estimated Duration	Estimated Cost ($)

[* * *]	[* * *]
2.1.2. Sytera Responsibilities
Sytera will sign the protocol and provide a technical contact who will be available for technical discussions and make decisions that are needed in reference to this project. Sytera will not use any samples/materials shipped from Cardinal Health for this project in a manner that is inconsistent with the scope of this project.
2.2. Specifications
2.2.1. Cardinal Health’s Responsibilities
Cardinal Health will propose and document the specifications, as applicable, in the Protocol(s).
2.2.2. Sytera’s Responsibilities
Sytera will provide all specifications necessary to perform this project.
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QTE-SZU-0002.03	CONFIDENTIAL	PAGE 13

Section 3. Cost Proposal
3.1. Project Costs
Total Estimated Project Cost

Section		Estimated
Reference	Activity	Duration (Weeks)	Estimated Cost ($)
2.1.1.1.	Preliminary Activities	[* * *]	[* * *]

2.1.1.2.	Fenretinide 100mg Prototype Batch Manufacture (Optional)	[* * *]	[* * *]

2.1.1.3.	Fenretinide 100mg Softgel Experimental Batch Manufacture	[* * *]	[* * *]

2.1.1.4.	Fenretinide 100 mg Softgel cGMP Batch Manufacture	[* * *]	[* * *]

2.1.1.5.	Placebo cGMP Batch Manufacture	[* * *]	[* * *]

2.1.1.6.	Analytical Support	[* * *]	[* * *]

2.1.1.7.	In-Process, Release Testing, and Cleaning Verification of Clinical Supplies	[* * *]	[* * *]

2.1.1.6.	Stability Studies of Clinical Batches	[* * *]	[* * *]

	Total Estimated Project Cost		[* * *]
3.2. Additional Fees
If copies of raw data are requested in the course of an active project, Sytera will be invoiced at [* * *]/hour for time required to generate and compile the data packet. If copies of raw data are requested after a final report has been issued, Sytera will be invoiced at the current laboratory rate for the hours required to generate and compile the data packet.
3.3. Revisions to Pricing
Cardinal Health reserves the right to revise quoted costs for any project as a result of initial scope change, revisions in Protocols, modifications of test methods, final review of test methods, undocumented requirements, retesting or resynthesis, or any unforeseen difficulty in executing the project. The additional work will be performed based on written agreement from Sytera and will be documented on a Cardinal Health Quotation Amendment Record (OAR).
All required investigational work (such as OOS investigations, trouble shooting chromatographic methods, etc.) may be conducted without prior approval from Sytera, for up to [* * *] scientist hours per occurrence. If the additional work requires going beyond [* * *] hours, Sytera will be contacted prior to continuation. All investigational retesting performed that is not directly due to a Cardinal Health error will be invoiced to Sytera.
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QTE-SZU-0002.03	CONFIDENTIAL	PAGE 14

Section 4. Invoicing and Payment Terms
4.1. Invoicing
Upon request from Sytera, Cardinal Health will purchase alt samples/materials necessary to perform the project and will invoice Sytera monthly at cost plus reasonable and customary acquisition and handling costs.
Non-standard or special instrumentation or equipment required solely for this project will be invoiced to Sytera following Sytera approval.
4.2. Additional Invoicing Terms
Cardinal Health will issue invoices based on milestones identified in Section 2.1.1. If a draft report is issued, Sytera will have [* * *] to return comments to Cardinal Health. If no comments are received, Cardinal Health will finalize the report and issue the invoice. If comments are received after issuance of the final report, Sytera will be billed at the current standard hourly rate for the time required to complete changes and reissue the report.
4.3. Payment Terms
Payments toward all invoices are due within [* * *] of receipt of invoice and are non- refundable. Any applicable wire transfer fees must be included in the payment issued to Cardinal Health, All shipments are FOB Somerset, New Jersey. Remit all payments to:
Cardinal Health, Pharmaceutical Development, Somerset
P.O. Box 827389
Philadelphia, PA 19182-7389
Section 5. Scheduling/Deliverables
5.1. Scheduling
Cardinal Health must receive a signed Quotation with a Purchase Order number (if applicable), a signed Protocol, and all raw materials/Intermediates/final product samples in order for this project to be scheduled. Once scheduled, Sytera will be notified by Cardinal Health of the anticipated start and completion date of the project activities.
5.2. Deliverables
5.2.1. Reports and Certificates of Analysis
A report and/or Certificate of Analysis will be issued upon completion of each project phase.
5.2.2. Communication
In order to establish a collaborative relationship between Sytera and Cardinal Health, both parties will appoint a Project Manager to serve as a point of contact to oversee progress on this project. Upon initiation of the project, Cardinal Health and Sytera will
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QTE-SZU-0002.03	CONFIDENTIAL	PAGE 15

establish a communication plan, if requested, that may include conference calls, visits, and timelines.
Section 6. Additional Project Terms
6.1. Safety
6.1.1. Cardinal Health’s Responsibilities
Cardinal Health will assess all vendor and Sytera MSDS and all handling data for the samples/materials associated with this project. If categorized as a CDS and/or Category 3 or above, the samples/materials wilt require special handling precautions and will be subject to a Hazardous Material Fee for all handling and testing directly associated with the. samples/materials. If applicable, this Hazardous Materials Handling Surcharge will be included in the project cots.
6.1.2. Sytera’s Responsibilities
Sytera will provide MSDS and all sample/material handling data for the samples/materials associated with this project. If any sample/material has any special handling considerations, Sytera will notify Cardinal Health prior to the initiation of the project.
6.2. Methods/Documentation
6.2.1. Cardinal Health’s Responsibilities
Cardinal Health will review all project-related documentation and methods received from Sytera associated with this project.
6.2.2. Sytera’s Responsibilities
Sytera will provide all available project-related documentation and methods to be used for this project.
6.3. Samples/Materials
6.3.1. Cardinal Health’s Responsibilities
Cardinal Health will, as necessary, log in all samples/materials according to current Standard Operating Procedures. The sample/material lot numbers will be recorded in the laboratory notebooks at the time of use.
Upon issuance of the final report or Certificate of Analysis, samples/materials will be stored in quarantine at Cardinal Health for a period of [* * *]. After the [* * *] quarantine period, samples/materials will be disposed of at Cardinal Health unless requested otherwise by Sytera. If additional storage is requested, Cardinal Health will issue a QAR for the additional cost.
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QTE-SZU-0002.03	CONFIDENTIAL	PAGE 16

6.3.2. Sytera’s Responsibilities
If available, Sytera will provide all samples/materials necessary to perform this project The samples/materials should arrive at Cardinal Health with all proper documentation. If samples/materials are not available Sytera will request that Cardinal Health purchase all necessary sample needed to perform this project. If return shipment is requested, Sytera will notify Cardinal Health prior to the disposition of samples/materials.
6.4. Termination
Either party may terminate the project or any portion thereof at any time by providing [* * *] written notice. Upon receipt of any such notice of termination, Cardinal Health will promptly scale down the affected portion of the project and avoid (or minimize, where non-cancelable) any further related expenses.
In the event of a termination by Sytera, on the effective date of termination, Sytera will make payment to Cardinal Health in an amount equal to Cardinal Health’s charges for all work performed prior to such effective date plus an amount equal to any non-cancelable commitments made by Cardinal Health prior to notice of termination, as well as any applicable cancellation fees pursuant to 6.5.
6.5. Cancellation
If this project is cancelled by Sytera for purposes within their control, Cardinal Health will invoice Sytera the cost of any sample/materials, work performed before cancellation, reference materials, equipment, and supplies purchased by Cardinal Health specifically for this project. In addition, Cardinal Health reserves the right to invoice project cancellation fees according to the following schedule: [* * *]; [* * *]; and [* * *].
For pilot plant manufacture, Cardinal Health reserves the right to invoice project cancellation fees according to the following [* * *] schedule: [* * *], [* * *], [* * *], and [* * *].
6.6. Project Notes
Sytera communication is encouraged. To foster project planning, reviews/updates, and coordination meetings, Cardinal Health will provide four person-hours a month of communication free of charge. Additional communication hours beyond this amount will be invoiced at the standard hourly rate.
Sytera shall pay for all product batches, including batches that do not conform to applicable specifications, unless all methods and processes associated with the manufacture, testing, and storage of that product have been fully validated in accordance with generally accepted standards of the pharmaceutical industry.
The summary of costs detailed above does not include any extra reformulation activities, any post submission activities, and/or any activities required for commercial batch manufacture.
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QTE-SZU-0002.03	CONFIDENTIAL	PAGE 17

Additionally, it does not include any post approval tasks such as annual stability testing or storage. If requested by Sytera, these costs will be quoted separately.
Section 7. Version History
Revisions

Version	Revisions
00	New Issue

01	Eliminated 150mg capsules.

02	Revised Section 2.1.1.6. to include stability studies on [* * *] batches.

1. Added optional minicap batch.

2. Added experimental batch.

03	3. Added particle size method development.

4. Added informal stability on experimental batch.

5. Total number of active batches reduced from [* * *] to [* * *].

6. All costs adjusted to reflect above changes.
Section 8. Terms and Conditions
This Quotation shall be governed by the terms and conditions of the Softgel Development and Clinical Supply Agreement dated October 5, 2005 between Sytera Inc. and Cardinal Health PTS, LLC.
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QTE-SZU-0002.03	CONFIDENTIAL	PAGE 18

Section 9. Project Approval and Authorization
By signing below, Sytera agrees to the project details as set forth in this Quotation.

Sytera Inc.	Cardinal Health PTS, LLC

/s/ Jay Lichter	/s/ Eugene McNally

Signature	Signature

Jay Lichter	Eugene McNally Ph.D.

Printed Name

Vice President	Vice President, Development Operations

Title	Title

October 7, 2005	October 5, 2005

Date	Date

PO Number
Please sign and return a copy of the Quotation Approval Page via fax to
Denise McGraw at (732) 537-6480 or email to denise.mcgraw@cardinal.com.
14 Schoolhouse Road • Somerset, NJ 08873
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Quotation Amendment Record for Phase II Clinical
Supplies of Frenretinide 100mg Softgels (Active and Placebo)
Prepared for Jay Lichter, Ph.D., Sytera, Inc.

Section 1.	Amendment Number	QAR-01

Section 2.	Product	Fenretinide 100 mg Softgel

Section 3.	Original Quotation Number	QTE-SZU-0002.03

Section 4.	Additional Cost	$[* * *]

Section 5.	Reason(s) for Amendment
Cardinal Health will place an engineering and design order for 16 Oblong die tooling for the laboratory encapsulation machine in order to produce the prototype batch of Fenretinide 100mg softgels (optional section 2.1.12 of the parent quotation).

Section 6.	Comments
This Quotation Amendment Record is subject to the terms end conditions of the Softgel Development and Clinical Supply Agreement by and between Sytera, Inc. and Cardinal Health PTS, LLC, effective October 5, 2005.
All terms and conditions detailed in the original quotation remain n effect for this QAR.

Section 7.	Approvals

Sytera, Inc.	Cardinal Health PTS, LLC
/s/ Jay Lichter	/s/ Stephen Tindal

Signature	Signature
Jay Lichter	Stephen Tindal

Printed Name	Printed Name
VP, Seretary	Project Director

Title	Title
October 21, 2005	October 20, 2005

Date	Date

PO Number

Contract Management: Denise McGraw

CardinalHealth	Business Development: Suzanne Dorsey

Program Management: Amy Casiere

Date: October 20, 2005
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Direct: (732) 537-6200 • Facsimile: (732) 537-6480 • www.cardinal.com/pts

Quotation Amendment Record for Phase II Clinical Supplies of
Fenretinide 100mg Softgels. (Active and Placebo)
Prepared for. Jay Lichter, Ph.D., Sytera Inc.

Section 1.	Amendment Number	QAR-02 Version 2

Section 2.	Product	Fenretinide 100 mg Softgel

Section 3.	Original Quotation Number	QTE-SZU-0002.03

Section 4.	Additional Cost	$[* * *]

Section 5.	Reason(s) for Amendment
Cardinal Health PTS, LLC will manufacture for Sytera Inc., [* * *] cGMP [* * *] of Fenretinide 100mg Softgels (targeted batch size of [* * *] softgels) for use in clinical studies in the US and/or Europe. The manufacture of this cGMP [* * *] replaces the manufacture of the experimental [* * *] (targeted batch size of [* * *] softgels) per Section 2.1.1.3 (“Fenretinide 100mg Softgel Experimental Batch Manufacture”) of the original quotation.
The following costs will apply to the manufacture of [* * *] cGMP [* * *]:
[* * *] cGMP [* * *] ([* * *] softgels) of Fenretinide 100mg — $[* * *]***
Sampling Protocol for cGMP [* * *] — $[* * *]
USP/EP Raw Material Release Testing for Tween 80 and Corn Oil — $[* * *]
USP/EP Material Release Testing for Shell Excipients — $[* * *]
ID Release Testing of API — $[* * *]
In Process Testing — $[* * *]
Routine Cleaning Verification — $[* * *]
Release Testing — $[* * *]
USP Microbial Limits Testing Validation (one-time fee) — $[* * *]
USP Microbial Limits Testing Validation (one-time fee) — $[* * *]
USP Microbial Limits Testing — $[* * *]
EP Microbial Limits Testing — $[* * *]
Total Cost: $[* * *]

***Note:	In the original quotation the cost for the manufacture of the experimental [* * *] was $[* * *].
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Direct: (732) 537-6200 • Facsimile: (732) 537-6480 • www.cardinal.com/pts

QTE-SZU-0002.03 QAR.-02 Version 2	Page 2

Section 6. Comments
This Quotation Amendment Record is subject to the terms and conditions of the Softgel
Development and Clinical Supply Agreement. by and between Sytera Inc. and Cardinal Health PTS, LLC, effective October 5, 2005.
All terms and conditions detailed in the original quotation remain in effect for this AR.
Section 7. Approvals

Sytera, Inc.	Cardinal Health PTS, LLC
/s/ Jay Lichter	/s/ Stephen Tindal

Signature	Signature
Jay Lichter	Stephen Tindal

Printed Name	Printed Name
VP & Secretary	Project Director

Title	Title
March 28, 2006	November 14, 2005

Date	Date

PO Number

Contract Management: Denise McGraw

CardinalHealth	Business Development: Suzanne Dorsey

Program Management: Amy Casiere

Date: November 14, 2005
14 Schoolhouse Road • Somerset, NJ 08873
Direct: (732) 537-6200 • Facsimile: (732) 537-6480 • www.cardinal.com/pts

Quotation Amendment Record for Phase II Clinical Supplies
of Fenretinide 100mg Softgels (Active and Placebo)
Prepared for Jay Lichter, Ph.D., Sytera Inc.

Section 1.	Amendment Number	QAR-03

Section 2.	Product	Fenretinide 100 mg Softgel

Section 3.	Original Quotation Number	QTE-SZU-0002.03

Section 4.	Additional Cost	$ [* * *]

Section 5.	Reason(s) for Amendment
Cardinal Health, at the request of Sytera, will perform non-GMP particle size analysis of Fenretinide API ( [* * *] lots) as well as particle size analysis of Fenretinide softgel batches (suspension fill and finished product samples to be analyzed for each of [* * *] batches) to be manufactured at Cardinal Health. The analyses will be conducted using the particle size method that was previously developed as per section 2.1.1.6.2 of the original agreement.
Cost per analysis: $ [* * *] set-up plus $ [* * *] per sample (n= [* * *] )
Estimated Total Costs
Analysis of [* * *] Lots of API: $ [* * *]
Analysis of In-process samples and finished product: $ [* * *] per batch
Total: $ [* * *]
Section 6. Comments
This Quotation Amendment Record is subject to the terms and conditions of the Softgel Development and Clinical Supply Agreement, by and between Sytera Inc. and Cardinal Health PTS, LLC, effective October 5, 2005.
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QTE-SYR-0002.03 QAR-03	Page 2

Section 7. Approvals

Sytera Inc.	Cardinal Health PTS, LLC
/s/ Jay Lichter	/s/ David Gilliland

Signature	Signature

Jay Lichter	David Gilliland, Ph.D.

Printed Name	Printed Name
VP	Director, Contract Management

Title	Title
April 26, 2006	April 26, 2006

Date	Date

PO Number

Contract Management:	Denise McGraw

Business Development:	Suzanne Dorsey

Program Management:	Amy Casiere

Date:	26 April 2006
CardinalHealth
14 Schoolhouse Road • Somerset, NJ 08873
Direct: (732) 537-6200 • Facsimile: (732) 537-6480 • www.cardinal.com/pts

Quotation Amendment Record for Phase II Clinical Supplies
of Fenretinide 100mg Softgels (Active and Placebo)
Prepared for David Cobb, Sirion Therapeutics, Inc.

Section 1.	Amendment Number	QAR-04

Section 2.	Product	Fenretinide 100 mg Softgel

Section 3.	Original Quotation Number	QTE-SZU-0002.03

Section 4.	Additional Cost	$ [* * *]

Section 5.	Reason(s) for Amendment
Sirion Therapeutics. Inc. has requested Cardinal Health, Somerset, NJ to perform in-line printing on [* * *] of [* * *] of the [* * *] cGMP Fenretinide Softgel batches (outlined in section 2.1,1 4 Fenretinide 100mg Softgel cGMP Batch Manufacture). The softgels will be printed with black ink, utilizing a non-specific logo of test lines. The sublot of printed softgels will be fully tested, released and shipped for packaging for eventual return to the Cardinal Health, Somerset, NJ facility for initiation and maintenance of cGMP stability studies.
The additional activities and costs are as follows:
Manufacture of cGMP Sublot of Printed Fenretinide 100mg Softgels — $[* * *]
Preparation of New Finished Product Specification — $[* * *]
Release Testing of Printed Softgels $[* * *]
Microbial Limits Validation (USP/EP) for Printed Softgels — $[* * *]
Microbial Limits Testing (USP/EP) for Printed Softgels $[* * *]

Section 6.	Comments
This Quotation Amendment Record is subject to the terms and conditions of the Softgel Development and Clinical Supply Agreement, by and between Sirion Therapeutics Inc. and Cardinal Health PTS, LLC, effective October 5, 2005.

QTE-SYR 83 QAR-8	Page 2

Section 7. Approvals

Sirion Therapeutics, Inc.	Cardinal Health PTS, LLC
/s/ William Stringer	/s/ David Gilliland

Signature	Signature

William Stringer	David Gilliland, Ph.D.

Printed Name	Printed Name
VP Manufacturing & Compliance	Associate Director, PPD

Title	Title
August 11, 2006	July 25, 2006

Date	Date

PO Number

Contract Management:	Denise McGraw

Business Development:	Suzanne Dorsey

Program Management:	Amy Casiere

Date:	25 July 2006
CardinalHealth
14 Schoolhouse Road • Somerset, NJ 08873
Direct: (732) 537-6200 • Facsimile: (732) 537-6480 • www.cardinal.com/pts